Item 77C

Scudder Global Bond Fund, Global Discovery Fund and Scudder Emerging Markets Income Fund, each a series of GLOBAL/INTERNATIONAL FUND, INC.

The Proxy Statement on Schedule 14A for Scudder Global Bond Fund, Global Discovery Fund and Scudder Emerging Markets Income Fund, each a series of Global/International Fund, Inc. (File No. 811-4670) is incorporated by reference to the Definitive Proxy Statement for such funds filed with the Securities and Exchange Commission on February 22, 2002.